Exhibit 99.1

PSB HOLDINGS, INC.

40 Main Street

Putnam, CT 06260

For Immediate Release

CONTACT:	Robert J. Halloran, Jr., President and Chief Financial Officer
(860) 928-6501

PSB Holdings, Inc. Reports Increased Earnings

For the Three and Six Months Ended December 31, 2007

PUTNAM, CT, January 16, 2008 – PSB Holdings, Inc. (the “Company”) (NASDAQ: PSBH), the holding company for Putnam Bank, reported net income of $685,000 or $.10 per basic and diluted share for the three months ended December 31, 2007 compared to net income of $468,000 or $.07 per basic and diluted share for the three months ended December 31, 2006. For the six months ended December 31, 2007, net income totaled $1.2 million or $.19 per basic share and $.18 per diluted share as compared to $976,000 or $.15 per basic share and $.14 per diluted share for the six months ended December 31, 2006.

Asset Growth

At December 31, 2007, total assets were $486.3 million, a decrease of $4.9 million, or 1.0% from June 30, 2007. Total loans increased $5.6 million, or 2.4%, to $239.8 million at December 31, 2007 from $234.2 million at June 30, 2007. Total investment securities decreased $5.2 million, or 2.4%, to $217.3 million at December 31, 2007 from $222.5 million at June 30, 2007. Total deposits decreased by $7.0 million, or 2.4%, to $286.5 million at December 31, 2007 from $293.5 million at June 30, 2007. This decrease in deposits was related to a decrease of $6.8 million, or 60.2%, in brokered deposits to $4.5 million as of December 31, 2007 as compared to $11.3 million as of June 30, 2007. Borrowed funds increased by $3.1 million, or 2.2%, to $145.0 million at December 31, 2007 from $141.9 million at June 30, 2007. Total stockholders’ equity decreased $834,000, or 1.6%, to $50.4 million at December 31, 2007 from $51.2 million at June 30, 2007. This was primarily due to the repurchase of 210,109 shares of the Company’s common stock at a total cost of $2.1 million during the six months ended December 31, 2007. This was partially offset by net income of $1.2 million. The unrealized loss in the available-for-sale securities of $1.2 million as of December 31, 2007 and the unrealized loss in the available-for-sale securities of $1.4 million as of June 30, 2007 were attributable solely to interest rate movements. Management does not consider the loss to be other than temporary.

“We have experienced some relief in the yield curve and our continued management of operating expense with minimal loss experience, having stayed clear of any subprime lending has resulted in a marked increase in our profits. For the six month period ended 12/31/2007, our net income was up in excess of twenty five (25%) per cent over the same period in the preceding year. We remain encouraged by the performance of both our commercial and retail lending operations,” said Chairman and Chief Executive Officer Thomas A. Borner “Our performance in deposit and loan growth at the branches acquired two years ago have exceeded expectations and we continue to make solid inroads into the New London County market”, he added.

Net Interest Income

Net interest income for the three months ended December 31, 2007 was $2.9 million, an increase of $262,000, or 10.1%, over the three months ended December 31, 2006. This was primarily due to the increase in the net interest margin. The net interest margin for the three months ended December 31, 2007 was 2.45% as compared to 2.30% for the three months ended December 31, 2006. Average interest-earning assets increased $15.3 million, or 3.4%, to $463.4 million for the three months ended December 31, 2007 from $448.1 million for the three months ended December 31, 2006. The yield on average interest-earning assets increased 33 basis points to 5.89% for the three months ended December 31, 2007 as compared to 5.56% for the three months ended December 31, 2006. Average interest-bearing liabilities increased by $16.2 million, or 4.3%, to $395.3 million for the three months ended December 31, 2007 from $379.1 million for the three months ended December 31, 2006. The cost of average interest-bearing liabilities increased 18 basis points to 4.03% for the three months ended December 31, 2007 as compared to 3.85% for the three months ended December 31, 2006.

Net interest income for the six months ended December 31, 2007 was $5.6 million, an increase of $346,000, or 6.6%, over the six months ended December 31, 2006. This was primarily due to the increase in the net interest margin. The net interest margin for the six months ended December 31, 2007 was 2.41% as compared to 2.33% for the six months ended December 31, 2006. Average interest-earning assets increased $12.1 million, or 2.7%, to $461.3 million for the six months ended December 31, 2007 from $449.2 million for the six months ended December 31, 2006. The yield on average interest-earning assets increased 31 basis points to 5.86% for the six months ended December 31, 2007 as compared to 5.55% for the six months ended December 31, 2006. Average interest-bearing liabilities increased by $12.9 million, or 3.4%, to $394.5 million for the six months ended December 31, 2007 from $381.6 million for the six months ended December 31, 2006. The cost of average interest-bearing liabilities increased 23 basis points to 4.03% for the six months ended December 31, 2007 as compared to 3.80% for the six months ended December 31, 2006.

Provision for Loan Loss

The provision for loan loss for the three months ended December 31, 2007 was $35,000, a decrease of $66,000, or 65.3%, over the three months ended December 31, 2006. The provision for loan loss for the six months ended December 31, 2007 was $47,000, a decrease of $139,000, or 74.7%, over the six months ended December 31, 2006.

Noninterest Income and Expense

Noninterest income for the three months ended December 31, 2007 was $803,000, an increase of $164,000, or 25.7%, from the three months ended December 31, 2006. This increase was primarily due to a $55,000 increase in service fee income and $24,000 in gain on loan sales. Noninterest expense for the three months ended December 31, 2007 was $2.75 million, a decrease of $9,000, or 0.3%, over the three months ended December 31, 2006.

Noninterest income for the six months ended December 31, 2007 was $1.6 million, an increase of $220,000, or 16.4%, from the six months ended December 31, 2006. This increase was primarily due to a $90,000 increase in service fee income, and an increase of $72,000 in other miscellaneous income during the six months ended December 31, 2007. Noninterest expense for the six months ended December 31, 2007 was $5.5 million, an increase of $79,000, or 1.4%, over the six months ended December 31, 2006. This increase was primarily due to an increase in salaries and benefits of $64,000, and an increase in other expenses of $18,000. This was partially offset by a decrease of $3,000 in occupancy expense.

Provision for Taxes

The provision for taxes for the three months ended December 31, 2007 was $200,000, an increase of $284,000 over the three months ended December 31, 2006. The provision for taxes for the six months ended December 31, 2007 was $372,000, an increase of $378,000 over the six months ended December 31, 2006. This increase in the tax provision reflected a significant reduction in the Bank’s portfolio of Auction Rate Preferred investments that have a dividends-received deduction applicable to them. The reason for the reduction was to avoid Alternative Minimum Tax issues. Average Auction Rate Preferred securities for the six months ended December 31, 2007 were $9.0 million as compared to $43.7 million for the six months ended December 31, 2006.

About PSB Holdings, Inc.

PSB Holdings, Inc., headquartered in Putnam, Connecticut, is the parent of Putnam Bank, a federally chartered stock savings bank founded in 1862. The Bank offers a wide range of financial services through its seven offices located in eastern Connecticut. Putnam Bank also operates a full service loan center in Putnam, Connecticut. PSB Holdings Inc.’s common stock trades on the Nasdaq Global Market under the symbol PSBH. Investor information is available on Putnam Bank’s web site at www.putnambank.com.

Statements contained in this news release that are not historical facts are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those stated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Subject to applicable laws and regulation, the Company does not undertake – and specifically disclaims any obligation – to publicly release the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

PSB HOLDINGS, INC.

Statistical Summary

(Unaudited)

(dollars in thousands)

	As of December 31, 2007	As of June 30, 2007	As of December 31, 2006
Assets
Cash and due from banks	$5,930	$8,718	$8,876
Federal funds sold	2,375	4,480	2,925

Total Cash and cash equivalents	8,305	13,198	11,801
Investment securities, at fair value	217,266	222,502	227,975
Loans	239,766	234,160	219,043
Less: Allowance for loan loss	(1,776)	(1,780)	(1,754)

Net Loans	237,990	232,380	217,289
Premises and equipment	4,073	4,218	4,395
Bank owned life insurance	5,667	5,536	5,414
Core deposit intangible	973	1,091	1,221
Goodwill	6,912	6,912	6,912
Other assets	5,083	5,361	4,513

Total Assets	$486,269	$491,198	$479,520

Liabilities and Stockholders’ Equity
Deposits	$286,493	$293,473	$296,385
Borrowed funds	144,988	141,857	128,140
Mortgagors’ escrow accounts	1,292	1,280	1,137
Other liabilities	3,079	3,337	2,481

Total Liabilities	435,852	439,947	428,143
Total Stockholders’ Equity	50,417	51,251	51,377

Total Liabilities and Stockholders’ Equity	$486,269	$491,198	$479,520

	Three Months Ended December 31,		Six Months Ended December 31,
Income Statement	2007	2006	2007	2006
Interest and dividend income	$6,878	$6,276	$13,633	$12,572
Interest expense	4,014	3,674	8,019	7,304

Net interest and dividend income	2,864	2,602	5,614	5,268
Provision for loan losses	35	101	47	186

Net Interest income after provision for loan loss	2,829	2,501	5,567	5,082
Non-interest income	803	639	1,562	1,342
Non-interest expense	2,747	2,756	5,533	5,454

Income before taxes	885	384	1,596	970
Provision for taxes(benefit)	200	(84)	372	(6)

Net Income	$685	$468	$1,224	$976

	At or for the three months December 31,		At or for the six months December 31,
Financial condition data:	2007	2006	2007	2006
(Dollars in thousands, except per share amounts)
Average interest-earning assets	$463,420	$448,103	$461,275	$449,176
Average interest-bearing liabilities	$395,283	$379,055	$394,510	$381,586
Average interest-earning assets to average interest-bearing liabilities	117.24%	118.22%	116.92%	117.71%
Non-performing loans	$1,719	$1,571	$1,719	$1,571
Non-performing loans to total loans	0.72%	0.72%	0.72%	0.72%
Allowance for loan losses	$1,776	$1,754	$1,776	$1,754
Allowance for loan losses to total loans	0.74%	0.80%	0.74%	0.80%
Shareholders’ equity to assets	10.37%	10.71%	10.37%	10.71%

Selected operating data:
Return on average assets	0.55%	0.39%	0.50%	0.41%
Return on average equity (1)	5.09%	3.54%	4.59%	3.71%
Net interest rate spread	1.86%	1.71%	1.83%	1.75%
Net interest margin (2)	2.45%	2.30%	2.41%	2.33%
Efficiency ratio (3)	72.90%	81.27%	75.26%	79.70%
(1) Net income divided by average equity capital excluding average unrealized gains or losses on available-for-sale securities.
(2) Net interest margin represents net interest income divided by average total interest-earning assets.

(3)    Noninterest expense less intangible asset amortization expense divided by net interest income before provision for loan losses plus noninterest income, less gain (loss) on sale of other real estate owned, less gain (loss) on sale of investments, less gain (loss) on sale of fixed assets.

Per share data:
Earnings per share:
Basic	$0.10	$0.07	$0.19	$0.15
Diluted	$0.10	$0.07	$0.18	$0.14
Book value per share	$7.68	$7.55	$7.68	$7.55
Market price per share:
High for the period	$10.55	$11.48	$10.76	$11.48
Low for the period	$7.58	$10.74	$7.58	$10.40
Close at end of period	$8.99	$11.14	$8.99	$11.14
Cash dividends declared per share	$0.07	$0.06	$0.07	$0.06

Weighted-average common shares outstanding:
Basic	6,534,918	6,707,336	6,574,994	6,698,997
Diluted	6,610,378	6,816,555	6,658,808	6,813,376